Spire Global Luxembourg S.à r.l.

33 rue Sainte Zithe

L-2763 Luxembourg

+352 285 503 1 | spire.com

Exhibit 10.6

Spire Global Luxembourg S.à r.l.

33 rue Sainte Zithe

L-2763 Luxembourg

+352 285 503 1 | spire.com

LONG TERM EMPLOYMENT CONTRACT

Between:

1.
Spire Global Luxembourg S.à r.l., a wholly owned subsidiary of Spire Global, Inc. (“Spire Global,” which, together with its global subsidiaries, constitute the “Spire Global Group”) established and having its registered office at 33, Rue Sainte Zithe, L-2763 Luxembourg (the “Registered Office”), duly represented by Ms. Ananda Martin, Director, hereinafter referred to as the “Company”;

and

2.
Peter Platzer, residing at 75, Boulevard Napoleon 1er, 2210 Luxembourg, Luxembourg, hereinafter referred to as the “Employee”;

It has been agreed as follows:

Preamble:

(i.)
This employment contract (the “Agreement”) sets out the terms and conditions of the Employee’s employment with the Company (the “Appointment”).
(ii.)
The Company shall employ the Employee, and the Employee shall serve the Company on the terms, and subject to the conditions, of this Agreement.
1.
JOB TITLE AND DUTIES
1.1
The Employee is employed to act as Chief Executive Officer of Spire Global, including the Company. Your title will be Chief Executive Officer and you will report to the Board of Directors (the “Board”) of Spire Global.

1.2
The Employee’s normal duties are those reasonably consistent with the above-mentioned function and title and include but are not limited to, among others, being responsible for managing the Spire Global Group’s overall operations; making hiring and termination decisions; setting, approving, and implementing compensation, training, and rewards policies; delegating and directing corporate agendas; driving growth, profitability and other financial metrics; setting, approving, delegating, and implementing corporate finance strategies, including but not limited to equity and debt capital raising, mergers, acquisitions, and divestitures; managing corporate organizational structure and strategy; engaging and communicating with the investment community, media, and public at large on behalf of Spire Global; and communicating and conferring with and informing the Board.
1.3
The Employee warrants that he is entitled to work in the territory of the Grand Duchy of Luxembourg undertaking the type of work for which he is employed by the Company without any additional approvals, has provided the Company with written evidence of such entitlement and will notify the Company immediately if he ceases to be so entitled during the Appointment.
1.4
The Employee accepts that he qualifies as an executive (“cadre supérieur”) pursuant to articles L. 162-8 (3) and 211-27 (5) of the Labour Code.
2.
DURATION
2.1
Notwithstanding the provisions of clauses 1.3, 8 and 14 of this Agreement, this Agreement is made for an unlimited period of time. The Employee’s employment with the Company shall be considered a continuation of the Employee’s employment with the Spire Global Group and a transfer of his employment from Spire Global to the Company, in light of his continuous employment with Spire Global since September 2012. The Employee’s employment with the Company shall commence on these terms and conditions from 1 January 2022 onward.
3.
LOCATION OF WORK
3.1
The Employee’s normal place of work will be at the Registered Office. Pursuant to Section 8.3 below, a material change of forty (40) kilometers or greater from the Registered Office will be considered a material change in geographic location.
4.
HOURS OF WORK
4.1
In principle, the regular working time is 40 (forty) hours per week and 8 (eight) hours per day. The working schedule is Monday to Friday from 9 am to 6 pm with one hour for lunch.
4.2
Due to his functions and the Employee being a “cadre supérieur”, he is expected to adopt a flexible approach to working hours. The Employee acknowledges that he will not receive any additional payment for hours worked in excess of his normal hours of work.
5.
PAY
5.1
The Employee’s gross annual salary in respect of his service under this Agreement shall be EUR 363,159. - (index applicable at Commencement Date) subject to all legal and statutory deductions (the “Base Salary”).
5.2
The Employee’s annual salary shall be payable monthly in 12 (twelve) equal instalments at the end of each calendar month, after deduction of all duties, taxes and social security contributions as required by law.
5.3
Annual Equity Grant. In addition to the Employee’s Base Salary, the Employee will be eligible to receive annual equity grants (the “Annual Equity Grants”) issued pursuant to the terms of Spire Global’s equity compensation plans. Such Annual Equity Grants will be in relative proportion to “Top Off” grants made to other employees of the Spire Global Group, adjusted accordingly for the Employee’s rank and seniority. The actual amount and terms of any such grants will be determined by the Board or duly designated Compensation Committee, in its sole discretion. The Annual Equity Grants will be subject to the terms and conditions applicable to options granted under Spire Global’s 2021 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement.
5.4
Bonus. The Employee shall additionally be eligible for additional bonus payments in the form of cash and/or equity, as determined by the Board or its duly designated Compensation Committee and consistent with the Plan, any cash incentive plan or program as may be established from time to time, and other relevant policies, as applicable. Potential bonus payments, even if made repeatedly or regularly and whatever their amounts are, can never lead to a vested right for the Employee. Bonus payments are made at the sole discretion of the Board or its Compensation Committee, and according to the corporate, financial, strategic or other business achievements of the Spire Global Group and/or the Employee’s own achievement of any individual goals. Any Employee’s goals will be annually defined by the Board or its Compensation Committee after consultation with Employee. Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.
5.5
Employee Benefits. As a regular employee of the Company, the Employee will be eligible to participate in a number of Company-sponsored benefits plans currently and hereafter maintained by the Company of general applicability to other similarly-situated employees of the Company, subject to the eligibility requirements of such plans.
5.6
The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the proper performance of his duties during the course of his Appointment and in accordance with the Company’s policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.
5.7
The Company will provide assistance with the Employee's relocation process. The terms and conditions of the relocation assistance are outlined in Annexe A.
5.8
All payments to be made to the Employee arising out of or in connection with his Appointment shall be paid subject to the deduction of tax and social security contributions as required by applicable law.
6.
[RESERVED]
7.
HOLIDAYS
7.1
The Employee shall be entitled to an annual paid holiday of 26 (twenty-six) days for each calendar year.
7.2
In the years of commencement and termination of employment the Employee’s holiday entitlement will be calculated on a pro rata basis. Where on termination of the Employee’s employment, the Employee has taken more holiday than his annual holiday entitlement (to be calculated on a pro rata basis) the Employee will compensate the Company for each day of holiday he has taken in excess of his annual holiday entitlement.
8.
TERMINATION OF EMPLOYMENT
8.1
Any party who wishes to terminate this Agreement has to notify the termination to the other party by registered mail or by signing for acknowledgment of receipt a copy of the notice of termination.
8.2
The termination with notice of this Agreement is subject to the compliance with the provisions of articles L. 124-1 et seq. of the Labour Code.
8.3
The termination without notice of this Agreement is subject to the compliance with the provisions of article L. 124-10 of the Labour Code.

Reasons which may lead to a termination with immediate effect of this Agreement by the Company can consist, amongst others, of

•
an unauthorized use or disclosure by the Employee of the confidential information or trade secrets of the Spire Global Group, which use or disclosure causes material harm to the Spire Global Group;
•
a material failure by the Employee to comply with the Spire Global Group’s written policies or rules after receiving written notification of such failure and if curable, provision of a reasonable cure period of no less than 30 days following the receipt of such notice;

•
the Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony, or his commission of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belong to, the Spire Global Group or its affiliates;
•
the Employee’s gross misconduct which results in material harm to the Spire Global Group;
•
a continuing failure by the Employee to perform his reasonably assigned duties after receiving written notification of such failure and provision of a reasonable cure period of no less than 30 days following the receipt of such notice; or
•
a failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Spire Global Group or any of their directors, officers or employees, if the Spire Global Group has requested his cooperation.

Reasons which may lead to a resignation with immediate effect of this Agreement by the Employee can consist, amongst others, of

•
a material reduction of the Employee’s duties, position or responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of Spire Global being acquired and made part of a larger entity will not constitute a reason to resign with immediate effect;
•
a material reduction in the Employee’s Base Salary (except where there is a reduction applicable to the management team generally); provided, however, that a temporary reduction in the Employee’s Base Salary of ten percent (10%) or less in any one year will not be deemed a material reduction; or
•
a material change in the geographic location of the Employee’s primary work facility or location; provided, that a relocation of less than forty (40) kilometers from the Employee’s current location will not be considered a material change in geographic location. To the extent the Employee’s primary work facility or location is not the Company’s corporate facilities or offices due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the Employee, the Employee’s primary work facility or location, from which a change in location under this bulleted clause will be measured, will be considered the Company’s office or facility location where the Employee’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement. As of the Commencement Date, such location will be considered the Company’s Registered Office.

It is understood that the Employee may not resign with immediate effect unless he has first provided the Company with written notice of the acts or omissions constituting the grounds for resignation with immediate effect within ninety (90) days of the initial existence of the grounds for resignation with immediate effect and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

8.4
In case of termination of the Agreement either by the Company with notice for the reasons specifically listed in clause 8.3 above or in case of resignation by the Employee with immediate effect for the reasons specifically listed in clause 8.3 above and that are due to serious reason triggered by the Company as per article L. 124-10 of the Labour Code, the Company shall pay the Employee a contractual severance (the “Contractual Severance”) consisting of:
•
nine months of the Employee’s then-current Base Salary, payable as a lump sum within 60 (sixty) days following termination of the Employee’s employment, subject to applicable deductions and withholdings,
•
a lump sum cash payment equivalent to nine months of COBRA premiums (based on the Employee’s equivalent level of coverage for him and his dependents), not to exceed EUR 16,000, subject to applicable deductions and withholdings, payable within 60 (sixty) days following termination of the Employee’s employment (the “Healthcare Severance”),
•
all of the Employee’s then-outstanding equity awards under Spire Global’s 2012 Stock Option and Grant Plan, its 2021 Equity Incentive Plan, and any other applicable plan, will accelerate and immediately become fully vested, and
•
the period to exercise any award will become the expiration date of such award, as applicable.

The foregoing payments are subject to the Employee having delivered to the Company an executed copy of a release of claims in form and substance acceptable to the Company, and such release having become effective and irrevocable as of the date of execution (and in any case no later than 60 (sixty) days following the termination of Employee’s employment).

It is further understood that any and all statutory payments to be made by the Company in case of termination (e.g. legally due severance payment as per article L. 124-7 of the Labour Code) will be deducted from the Contractual Severance. If the Employee is entitled to any other severance, separation benefits, vesting acceleration or similar benefits to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract or arrangement sponsored by the Spire Global Group or to which the Spire Global Group is a party other than this Agreement and the statutory payments described in the immediately preceding sentence, then the corresponding severance payments and benefits under this Agreement also will be reduced by the amount of such other payments and benefits provided to the Employee. For clarity, to the extent the Company has any obligations to contribute payments for continued health care coverage for the Employee and any of his dependents following the termination of the Employee’s employment, the Healthcare Severance will be reduced by an equivalent amount, as determined by the Company in its sole discretion.

8.5
In case of termination of this Agreement, the consequences on relocation benefits are specified in Annexe A.
9.
CONSEQUENCES OF TERMINATION
9.1
Upon termination of the Employee’s Appointment for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format they may exist, materials, credit cards, company car, car keys, computer disks and software and any other property belonging to the Company or any member of the Spire Global Group which may then be in the Employee’s possession or under his power or control including, without limitation, any papers belonging to others which may be in his possession or under his power or control and relate in any way to the business or affairs of the Company or any Group Company or any supplier, agent, distributor, customer or client of the Company or any Group Company, and the Employee shall not without written consent of the Company retain any copies thereof.
10.
Proprietary Information and Inventions Agreement.

The Employee will be required to abide by the Proprietary Information and Inventions Agreement that the Employee previously signed with the Company on 30 September 30 2012, and the one signed in May 2019, both of which are attached as Exhibit A to this Agreement (the “Confidentiality Agreements”).

11. – 13. [RESERVED]

14.
CONDITION PRECEDENTS
14.1
This Agreement is contingent upon the satisfactory completion of a medical examination as required by Luxembourg law. The costs of the medical examination will be borne by the Company.
14.2
This Agreement is subject to the condition precedent that the Employee has previously obtained all necessary administrative authorisation and has complied with all applicable legal requirement as regards immigration and work on the territory of Luxembourg.
15.
DATA PROTECTION
15.1
By signing this Agreement, and in accordance with the provisions of any applicable national data protection law (including but not limited to the Luxembourg law of 1st August 2018 organizing the National Commission for data protection and the general system on data protection, as amended from time to time) and the Regulation No. 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the “GDPR”) (collectively referred to as the “Data Protection Law”), the Employee is informed that the Company, acting as data controller, collects, stores and processes, by electronic or other means, personal data concerning the Employee. The personal data processed includes in particular the name, date and place of birth, residence address, civil status, right to work status, gender, education, nationality, medical information related to sick leave, disability or other work related medical conditions, tax and personal identification numbers, passport numbers, phone numbers, email addresses, IP addresses, and salary of the

Employee and similar information of the Employee’s spouse, domestic partner, dependents and beneficiaries (collectively, “Personal Data”).
15.2
The Employee may, at his discretion, refuse to communicate the Personal Data to the Company. In this event however the Company may be prevented from entering into and executing the Agreement if the relevant Personal Data is necessary to such purposes.

The Employee undertakes and guarantees to process Personal Data and to supply such Personal Data to the Company in compliance with the Data Protection Law, including, where appropriate, informing the relevant data subjects of the contents of the present section, in accordance with Articles 12, 13 and/or 14 of the GDPR.

15.3
The Employee is informed that:
15.3.1
the Company collects his Personal Data for the purpose of entering into and performing the Agreement, for its legitimate interests, and to act in accordance with its legal obligations.
15.3.2
his Personal Data is collected for the purpose of:
•
the performance of the Agreement, manage human resources, including recruitment, performance appraisal, promotions, training, payroll administration, insurance and social security;
•
to respond to the Employee’s requests and enquiries and otherwise communicate with the Employee or the Employee’s emergency contact or third parties;
•
to enable the Company to comply with its legal obligations and employment-related requirements, including income tax, social security, health and safety, data protection, regulatory and immigration obligations, the amended Criminal Records Act of 29 March 2013, to carry out any other duties relating to employment and social security legislation (e.g. in relation to sick pay) or to comply with reporting or disclosure obligations under applicable laws and regulations (e.g. in relation to health and safety at work duties);
•
investigating and resolving employee disciplinary issues or grievances;
•
to conduct the Company's business, manage client relationships and secure the Company's IT networks and systems, operations, assets, premises and clients.
15.3.3
The legitimate interests of the Company are as follows:
•
the provision of evidence, in the event of a dispute, of a transaction or any business communication and in connection with any proposed purchase, merger or acquisition of any part of the Company's business
•
compliance with foreign laws and regulations and/or any order of a foreign court, government, supervisory, regulatory or tax authority;
•
risk management;

•
monitoring and ensuring compliance with the Company’s policies and procedures;
•
protecting the Company's property, assets and investments (including camera records);
•
preventing, investigating, monitoring and resolving any misuse of the system or IT resources, or security incidents that may occur in relation to the network and/or IT systems
•
the effective administration of business and working relationships at group level.

The Employee is informed that his Personal Data will not be processed for marketing purposes.

15.3.4
under certain conditions set out under the Data Protection Law, he has a right to:
•
access his Personal Data;
•
request the Company to rectify his Personal Data, in particular in cases where such data is incomplete or inaccurate;
•
object to the processing of his Personal Data;
•
request the restriction of his Personal Data processing;
•
ask for erasure of his Personal Data; and
•
request the portability of his Personal Data.

For the purposes of exercising such rights, the Employee is to contact the human resources department of the Company in writing;

15.3.5
he has a right to lodge a complaint with the National Commission for Data Protection (“CNPD”) at the following address: 15, Boulevard du Jazz, L-4370 Belvaux, Grand Duchy of Luxembourg; or with any competent data protection supervisory authority of his EU Member State of residence;
15.3.6
the Company may make such Personal Data available to certain data recipients including (i) to any Group Company for the purposes of human resources management, and to those payroll administrators, human resources administration providers, benefits administrators, accounting firms, tax preparation firms, law firms, stock option administrators and insurers engaged by any Group Company to fulfil the purposes set forth in clause 15.3.2 and15.3.3, (ii) to regulatory and tax authorities as may be required by law, and (iii) to potential purchasers of the Company or any Group Company’s business in which the Employee works (the “Recipients”).

The Recipients may, under their own responsibility, disclose the Personal Data to their agents and/or delegates (the “Sub-Recipients”), which shall process the Personal Data for the sole purposes of assisting the Recipients in providing their services to the Company and/or assisting the Recipients in fulfilling their own legal obligations;

15.3.7
certain of the Recipients and Sub-Recipients may be outside the European Economic Area (the “EEA”) and in a country that does not maintain the same or even adequate data protection standards. Where the Recipients are located in a country outside the EEA which benefit from an adequacy decision of the European Commission, the Personal Data are transferred to the Recipients upon such adequacy decision. Where the Recipients are located outside the EEA in a country which does not ensure an adequate level of protection for Personal Data or does not benefit from an adequacy decision of the European Commission, the Company will enter into legally binding transfer agreements with the relevant Recipients in the form of the European Commission approved model clauses or any other appropriate safeguards pursuant to the GDPR. prior to the transfer of Personal Data to such countries. In this respect, the Employee has a right to request copies of the relevant document for enabling the Personal Data transfer(s) towards such countries by writing to the Company.

The Recipients and Sub-Recipients may, as the case may be, process the Personal Data as data processors (when processing the Personal Data on behalf and upon instructions of the Company and/or the Recipients), or as distinct data controllers (when processing the Personal Data for their own purposes, namely fulfilling their own legal obligations); and

15.3.8
the Company will not retain his Personal Data for longer than required for the purposes of its processing, subject to the legal limitation periods;
15.4
When handling information concerning the Company’s employees and clients, the Employee agrees to comply with the Data Protection Law.
16.
MISCELLANEOUS
16.1
The Employee represents to the Company that there are no obligations or restrictions that would keep him from joining the Company and performing the services contemplated by this Agreement and that he possesses all licenses, permits and/or approvals from the applicable regulatory authorities necessary or required for him to perform such services.
16.2
This Agreement may not be modified or amended unless in writing signed by the undersigned Parties or pursuant to the applicable legal provisions. Any notice required by this Agreement shall be made in writing to the Company or to any other person as indicated from time to time, or to the Employee at his home address most recently on file with the Company. This Agreement and the Confidentiality Agreements, together with the award agreements and Spire Global equity compensation plans governing the Employee’s outstanding Spire Global equity awards, supersede and replace all prior agreements between the Employee and the Spire Global Group, including without limitation the Employee’s Offer Letter with Spire Global dated May 24, 2019, and the Foreign Assignment Letter signed by the Employee on December 12, 2017, as amended December 27, 2019, and any addendum thereto.

16.3
The Company intends that the payments and benefits herein shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this letter agreement shall be construed for all purposes in a manner consistent with such intent. To the extent any payments or benefits provided herein are determined to be subject to Section 409A, such payments or benefits will be made in a manner that complies with Section 409A, including any necessary delays in payment. For purposes of this letter, your termination date means the date on which you experience a “Separation from Service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations.
16.4
Notwithstanding any contrary provision of this Agreement, nothing in this Agreement or the Confidentiality Agreements will prohibit or impede the Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Occupational Safety and Health Administration of the U.S. Department of Labor, and the U.S. National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, the Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Spire Global Group (as described in clause 10) in a manner not protected by applicable law to any parties other than the Governmental Entities. The Employee further understands that Protected Activity does not include disclosure of any attorney-client privileged communications or attorney work product of the Spire Global Group. Any language in the Confidentiality Agreements or any other written agreement with the Spire Global Group that conflicts with, or is contrary to, this clause 16.4 is superseded by this Agreement. The Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
17.
LAW AND JURISDICTION
17.1
This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by, and shall be construed in accordance with,

the laws of Luxembourg, especially the Labour Code, and the parties give exclusive jurisdiction to the Luxembourg Courts.

This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. If a party signs the signature page and faxes (or scans and emails) the signature page to the other party or signs this Agreement by electronic signature, then such signature page shall be deemed an original signature page to this Agreement and shall constitute the execution and delivery of this Agreement by the sending party.

Name: Ananda Martin, Director

The Company

/s/ Ananda Martin

Name: Peter Platzer

The Employee

/s/ Peter Platzer

SIGNATURE PAGE TO LONG TERM EMPLOYMENT CONTRACT

ANNEXE A

Relocation Letter

31 December 2021

Peter Platzer

Dear Peter,

Further to the commencement of your employment by the Spire Global company specified in your employment contract (“Spire”), we are pleased to confirm the following information regarding your relocation from your current location to the location of your employment (the “Relocation”).

Start date: 1 January 2022

1. Package

Spire will offer the following support for your Relocation:

•
Work Visa or Permit – Spire will retain third-party immigration attorneys to help manage the process of obtaining any necessary visas and work permits. Spire will pay the costs associated with obtaining the necessary visas and work permits.
•
Travel Costs – For the duration of your employment in Luxembourg, the Company will pay for business class round-trip airfare for you and your immediate family to visit the U.S. twice during each calendar year (for non-business reasons).
•
Housing Allowance – Through 31 December 2022, Spire will reimburse up to an aggregate amount of EUR 5,100 per month of reasonable and documented housing and utility expenses incurred in accordance with Spire’s Travel and Expense Policy and in connection with your Relocation. These reimbursements will be subject to any applicable deductions and withholdings (for example, any tax deductions).
•
Automobile Allowance: Through 31 December 2022, the Company will provide the Employee with an automobile deemed appropriate for your use in Luxembourg. Insurance, maintenance, taxes and registration costs for this vehicle will be borne by the Company. Fuel and parking expenses are your responsibility.
•
Private Baby-Sitting / Day Care Services: Recognizing that both you and your wife are executives of the Company required to travel extensively on the Company’s behalf, when both you and your wife are travelling on Company business, the Company will reimburse the costs of private babysitting or day care services incurred during such travel and the costs of travel for your children.

2. Expense reimbursement

The expenses that can be claimed by you as part of the Relocation Allowance through 31 December 2022 include, but at not limited to:

a. Apartment deposit and rent in the country of employment.

b. Utilities associated with housing.

c. Automobile expenses as detailed above.

Expenses are to be submitted and processed in accordance with the Company’s standard reimbursement procedures, through 31 December 2022, and will be paid no later than the 15th (fifteenth) day of the 3rd (third) month immediately following your taxable year in which the expense is incurred.

3. Resignation or Termination of Employment

The benefits provided for in Sections 1 and 2 above will be subject to your continued employment with the Company and will cease immediately upon termination of your continued employment with the Company.

4. Taxed benefits

Some of the benefits specified in this Relocation Letter may be subject to taxes. The taxes are included in sums paid under this Relocation Letter and cannot be reclaimed by the Employee as an expense.

5. Accountancy

During your Relocation, Spire may designate a person or team to manage the reimbursement of any costs pursuant to this Relocation Letter.

Name: Ananda Martin

The Company

/s/ Ananda Martin

Name: Peter Platzer

The Employee

/s/ Peter Platzer

SIGNATURE PAGE TO RELOCATION LETTER

EXHIBIT A

Confidentiality Agreements